UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

January 18, 2017

Date of Report

(Date of earliest event reported)

Bear State Financial, Inc.

(Exact name of registrant as specified in its charter)

Arkansas	0-28312	71-0785261
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

900 South Shackleford Rd., Suite 605 Little Rock, Arkansas	72211
(Address of principal executive offices)	(Zip Code)

(501) 975-6033

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2017, the Board of Directors of Bear State Financial, Inc. (the “Company”) appointed Jeri Pritchett to serve as Executive Vice President and Chief Accounting Officer of the Company. Sherri Billings, the Company’s former Chief Accounting Officer, will continue to serve as Senior Executive Vice President and Chief Financial Officer of the Company.

Ms. Pritchett, age 49, has served as Senior Vice President and Controller of the Company since 2006. Ms. Pritchett joined First Federal Bank (the predecessor of Bear State Bank, the Company’s wholly-owned subsidiary (the “Bank”)) in December 2002 as Vice President of Accounting and Financial Reporting. Prior to joining First Federal Bank, Ms. Pritchett was a senior manager with Deloitte & Touche LLP where she started her career in 1989. Ms. Pritchett is a certified public accountant licensed to practice in the state of Arkansas, a member of the American Institute of Certified Public Accountants and the Arkansas Society of Certified Public Accountants, and has attained the designation of Chartered Global Management Accountant. Ms. Pritchett received her B.A. in Economics and Business from Hendrix College.

Ms. Pritchett’s compensation will not immediately change as a result of her promotion, however, the Board and Compensation Committee intend to review Ms. Pritchett’s compensation package with their next periodic review of executive compensation and make adjustments commensurate with Ms. Pritchett’s increased responsibilities.

There is no family relationship between Ms. Pritchett and any other director or executive officer of the Company. No arrangement or understanding exists between Ms. Pritchett and any other person pursuant to which Ms. Pritchett was selected as an officer of the Company.

Ms. Pritchett has entered into loan and deposit transactions with the Bank. These transactions were made in the ordinary course of the Bank’s business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAR STATE FINANCIAL, INC.

Date: January 24, 2017	By:	/s/ Sherri Billings
	Name:	Sherri Billings
	Title:	Senior Executive Vice President and Chief Financial Officer